EXHIBIT 99.1

                       IEXALT, INC. COMPLETES ACQUISITION
                      OF INTERNET SERVICE PROVIDER CLEANWEB

       ACQUISITION SUBSTANTIALLY INCREASES NUMBER OF IEXALT ISP CUSTOMERS

HOUSTON (October 26, 2000) - iExalt, Inc. (OTC BB: IXLT), a Christian product and services company with significant Internet-related activities, announced today that it has completed the acquisition of CleanWeb, a filtered Internet service provider (ISP) based in Lubbock, Texas. The stock-for-stock transaction will substantially increase the number of iExalt's ISP customers and add approximately $1.5 million in annualized gross revenues.

"Filtered Internet access is one of iExalt's core products because it allows Christians to search the web in a safe and productive environment," said Donald
W. Sapaugh, iExalt's chairman and chief executive officer. "With the acquisition of CleanWeb, we now have more than 7,000 ISP users. In addition to providing a significant new audience for marketing iExalt's family of products and services, this acquisition also brings us to near profitability."

Founded in 1997, CleanWeb has more than 6,000 filtered ISP customers who pay a monthly subscription fee to access the company's filtering product at HTTP://WWW.CLEANWEB.NET/. CleanWeb's filter, which uses iExalt's proprietary filtering technology with some modifications, eliminates offensive and objectionable material, such as pornography.

iExalt will continue to market the product under the well-established CleanWeb name, as well as under its own product name, iExalt.net. In addition, Ted L. Parker, CleanWeb's chairman and chief executive officer, will continue to provide consulting services to iExalt. In addition, CleanWeb has significant relationships with key ministries nationally. Parker states, "The opportunity to partner with iExalt and to assist in the promotion of a family filtered ISP is very exciting, and the synergies between CleanWeb and iExalt should prove to provide the most comprehensive and effective filtering product for the Christian community". Headquartered in Lubbock, Texas, much of the technical and support staff will remain, while administrative, and marketing services will move to Houston.

"Ted has been extremely successful in growing CleanWeb's filtered Internet business," Sapaugh added. "His guidance will be instrumental in helping us grow this key portion of our business, which in turn will help us increase the exposure of iExalt's other products and services."

Headquartered in Houston, iExalt, Inc. was formed to provide products and services for families, businesses and the Christian community. iExalt's family of companies includes ISP filtering and monitoring software at WWW.IEXALT.NET; CHRISTIAN HAPPENINGS, a Christian events magazine; CHRISTIAN TIMES newspapers; ChristianSpeakers.com, the nation's leading Christian speakers bureau; iExalt Electronic Publishing, a digital content library; LIFE PERSPECTIVES, a nationally recognized daily radio program; ListenFirst, a nationally recognized Christian Music information website; and PremierCare, healthcare management services for senior adults. For more information about the company, visit WWW.IEXALT.COM.

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THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACT ARE
"FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," OR "ANTICIPATES," OR BY DISCUSSIONS OF STRATEGY THAT INVOLVES RISK AND UNCERTAINTY. MANAGEMENT CAUTIONS THE READER THAT THESE FORWARD-LOOKING STATEMENTS, INCLUDING THE DISCUSSIONS OF THE COMPANY'S GROWTH, OPERATING STRATEGIES AND EXPECTATIONS CONCERNING MARKET POSITION, FUTURE OPERATIONS, MARGINS, REVENUE, PROFITABILITY, HISTORICAL FACTS, ARE ONLY PREDICTIONS. THERE CAN BE NO ASSURANCE THAT ANY OF THESE EXPECTATIONS WILL BE REALIZED OR THAT ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN WILL PROVE TO BE ACCURATE.

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